CERTIFICATE OF OWNERSHIP AND MERGER

OF

ALARIS MEDICAL SYSTEMS, INC.
(a Delaware corporation)

INTO

ALARIS MEDICAL, INC.
(a Delaware corporation)

          ALARIS Medical, Inc., a Delaware corporation (the “Parent”),

        DOES HEREBY CERTIFY:

FIRST: That the Parent was incorporated on September 28, 1988 under the name Advanced Medical Technologies, Inc., pursuant to the Delaware General Corporation Law (the “DGCL”).

SECOND: That the Parent owns one hundred percent (100%) of the outstanding shares of the common stock, par value $0.01 per share, of ALARIS Medical Systems, Inc. (the “Subsidiary”), a corporation incorporated on October 14, 1994, pursuant to the DGCL, and the Parent has no other classes of stock outstanding entitled to vote under Section 253 of the DGCL.

THIRD:On June 16, 2003, the Board of Directors of the Parent adopted the following resolutions to merge the Subsidiary into the Parent and to change the name of the Parent from “ALARIS Medical, Inc.” to “ALARIS Medical Systems, Inc.”:

RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of the State of Delaware (the “Effective Time”), the Parent shall merge the Subsidiary into the Parent and the separate corporate existence of the Subsidiary shall cease and the Parent shall continue as the surviving corporation; and that at the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Subsidiary be vested in and held and enjoyed by the Parent as fully and entirely and without change or diminution as the same were held and enjoyed by the Subsidiary in its name prior to the Effective Time; and be it further

RESOLVED, that at the Effective Time, the Parent shall assume all of the obligations of the Subsidiary; and be it further

RESOLVED, that at the Effective Time, the Parent shall change its corporate name to “ALARIS Medical Systems, Inc.”, and the Restated Certificate of Incorporation of the Parent shall be amended to change the name of the Parent from “ALARIS Medical, Inc.” to “ALARIS Medical Systems, Inc.”; and be it further

RESOLVED, that the President or any Vice President of the Parent be, and each hereby is, authorized to make and execute, and the Secretary or any Assistant Secretary be, and each hereby is, authorized to attest to, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of the Subsidiary into the Parent, and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things, whatsoever within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger; and be it further

RESOLVED, that the proper officers of the Parent be, and each of them hereby is, authorized, directed and empowered in the name and on behalf of the Parent, under its corporate seal or otherwise, to execute and deliver any and all other agreements, documents, certificates, instruments and financing statements and perform any and all further acts as any such officer shall deem necessary or appropriate to effect the purposes and intent of the foregoing resolutions, and each of them, and to consummate the transactions contemplated herein.

        FIFTH:    That, in accordance with Section 253(b) of the DGCL, the Restated Certificate of Incorporation of the Parent is hereby amended to change the name of the Parent from “ALARIS Medical, Inc.” to “ALARIS Medical Systems, Inc.”

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    IN WITNESS WHEREOF, the undersigned have executed this Certificate of Ownership and Merger as of this 30th day of June, 2003.

ALARIS MEDICAL, INC. /s/ David L. Schlotterbeck —————————————— David L. Schlotterbeck President and Chief Executive Officer

ATTEST: /s/ Stuart E. Rickerson —————————————— Stuart E. Rickerson Secretary